Exhibit 10.31

October 19, 2017

John Zahurancik

Dear John:

I am delighted to confirm an offer from AES Services, Inc. ("AES"), a wholly owned subsidiary of The AES Corporation, to you to become employed by Fluence Energy, LLC ("Fluence") as Chief Operating Officer (COO), subject to and upon the successful closing of the transaction between The AES Corporation and Siemens that forms and organizes Fluence. As you are currently employed by AES, your future employment with Fluence will not be subject to an additional reference or background check. As a new entity, Fluence may be required to recertify your eligibility to work in the United States and therefore may require documents evidencing such eligibility from you. You will be required to sign a Confidentiality and Proprietary Information Agreement prior to beginning employment with Fluence. In this position you will participate in, or be eligible for, the compensation and benefits outlined below in evaluated by current market data for your position as a Senior Leader in Fluence. The employment offer discussed in this letter is conditioned upon you remaining employed with AES at the time of the closing of the transactions forming and organizing Fluence. Shortly after such closing, it is expected that your employment with AES would be terminated and you would immediately thereafter be hired by Fluence. Your expected start date would be January 1, 2018.

COMPENSATION AND BENEFITS

Base Salary: As a Senior Leader in Fluence your initial base salary will be $275,000. You will be paid monthly and your base salary will be reviewed annually in accordance with the Fluence policy and practice once established. You will be eligible for a salary adjustment in January 2019.

Annual Incentive Plan: As a Senior Leader, your annual bonus target will be 50% of your annual base salary earnings during the year. Bonuses will be awarded based upon annual individual performance and business performance measured against established objectives and they are typically paid in the first quarter following the end of each fiscal year. You will be evaluated for potential receipt of a pro rata annual bonus during the first quarter following the close of the plan year, based on personal performance and business performance during the plan year. Your potential receipt of an annual bonus is subject to the discretion of Fluence and the amount of any award made to you will depend on a number of factors in addition to your individual performance, including your employment by Fluence at the time that such awards are made.

Benefits: You are eligible to participate in Fluence's Health and Welfare Benefits Programs and Fluence's short-term and long-term disability, accidental death and dismemberment, and life insurance plans, beginning on your first day of employment.
Retirement: Starting January 1, 2018, you will be eligible to participate in The Fluence Energy Savings Plan which is a 401(k) plan (the "Savings Plan"), after you receive your first paycheck. You may contribute up to 20% of your gross salary to your account in accordance with the terms and conditions of the Retirement Plan and you will receive a company matching contribution of 100% of your contributions up to 6% of your gross salary.

Long Term Incentive Award: As a Senior Leader, you will be eligible for an annual long-term performance cash incentive award under the LTl Plan with a target value equal to 50% of your annual base salary. The plan expected to be adopted is The Fluence Energy 2018 Annual Long Term Compensation Plan (the "Plan"). Your potential receipt of such an award is subject to the terms and conditions of the long-term incentive plan in place at the time any such grant is made to you and the discretion of Fluence Management. The amount of any such award will depend on a number of factors including your individual contribution to Fluence and your continued employment by Fluence at the time such awards are granted.

Performance Interests Plan Award: You are also eligible for a unique program being offered to key employees at the inception of Fluence. This Performance Interest Plan is a one-time award opportunity intended to reward key members of management with a highly competitive incentive plan based upon creation of value for the shareholders as measured by the strategic business plan over a 6-year period (2018 - 2023). You will receive an award of 12,000 units in the plan which will vest according to and be subject to the terms and conditions of the Fluence Energy Performance Interests Plan.
ACCEPTANCE PROCESS
John, your experience and background will be an asset to this position, and we look forward to you joining the leadership team of Fluence and working together to lead the energy storage market.
To confirm your acceptance of this offer, please call or email me and then sign and email a copy of all pages of this letter to Human Resources within seven days of the date on this letter. If you have any questions concerning the terms of this offer, please do not hesitate to contact me.

Sincerely,

/s/ Stephen Coughlin

Stephen Coughlin
Vice President, Energy Storage Platforms

Your employment with AES Corporation, and eventually Fluence Energy, LLC., is and will be "at will" employment, for an indefinite period of time. This means that you or the Company may terminate the employment relationship at any time, for any reason or for no reason. No oral or written representation made by anyone at AES and/or Fluence may change the "at will" nature of this relationship. You retain the option, as does AES and/or Fluence, of ending your employment with AES and/or Fluence at any time, with or without notice and with or without cause. This letter is governed by the laws of Virginia. AES and Fluence are "at will" employers; this letter does not constitute a contract for employment.

Signature: /s/ John Zahurancik
John Zahurancik
Date: 11/17/17